Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enviva Partners, LP:
We consent to the incorporation by reference in the registration statement (No. 333‑203756) on Form S-8 and registration statement (No. 333-211136) on Form S-3, as amended by Form S-3/A, of Enviva Partners, LP and subsidiaries of our report dated March 1, 2019, with respect to the consolidated balance sheets of Enviva Partners, LP and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of Enviva Partners, LP.
Our report dated March 1, 2019, on the consolidated financial statements refers to a change in the method of accounting for revenue effective January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and its subsequent amendments.
McLean, Virginia
March 1, 2019